Exhibit 10.45

HERBALIFE INTERNATIONAL OF AMERICA, INC.

EXECUTIVE OFFICER SEVERANCE PLAN

1.	PURPOSE

The purpose of this Executive Officer Severance Plan (the “Plan”) for executive officers of HERBALIFE INTERNATIONAL OF AMERICA, INC. (the “Company”) is to provide severance benefits to designated executive officers of HERBALIFE INTERNATIONAL OF AMERICA, INC., or its subsidiaries or Affiliates, upon their termination of employment under the specified circumstances described below.

2.	EFFECTIVE DATE

As approved by the Compensation Committee of the Board of Directors of Herbalife Ltd. (the “Compensation Committee”) to be effective as of November 1, 2016 (the “Effective Date”).

3.	ELIGIBILITY

To qualify for severance benefits under this Plan, an individual must be an executive officer of the Company (other than the Executive Chairman of the Company who shall not qualify for severance benefits under this Plan) specifically designated as eligible to participate in the Plan pursuant to notification in writing from the Compensation Committee (each, an “Executive”).

4.	NO DUTY TO MITIGATE

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Plan and, except as provided in Section 9, such amounts shall not be reduced whether or not the Executive obtains other employment.

5.	FULL SETTLEMENT/RELEASE

The Executive shall only be entitled to receive payments under Section 6, respectively, if Executive: (a) executes within forty-five (45) days of the Date of Termination a general release of claims against the Company, its subsidiaries, Affiliates, officers, directors and shareholders, in a form and of a scope determined by the Company in its sole discretion, and such release becomes effective and irrevocable in accordance with its terms within sixty (60) days of the Date of Termination; (b) has returned all Company property, confidential information and documentation to the Company; (c) continues to comply with the provisions of any employment, non-disclosure or non-solicitation agreement and/or policy; and (d) provides the Company with a signed, written resignation of Executive’s status as an officer of the Company or any of its Affiliates, if applicable. In the event that the Company determines that Executive has breached, or has threatened to breach, any material provision of the aforementioned restrictive covenants set forth in a separate written agreement or policy, the Company shall immediately terminate all payments and benefits and Executive shall no longer be entitled to such benefits. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to the Company, including injunctive relief.

6.	SEVERANCE BENEFITS

An Executive shall be entitled severance payments as follows:

(a)

Termination without Cause or for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause (other than in connection with Executive’s death or Disability) or by Executive for Good Reason, the Executive shall be entitled to all Accrued Obligations, plus a lump sum severance payment equal to the multiple of the Executive’s annualized Base Salary set forth across from such Executive’s title on Schedule A (if no multiple is listed on Schedule A, the multiple shall be deemed to be 0.75 times initial and 50% of that level after 5 years of Plan participation), payable on the sixtieth (60th) day following the Date of Termination, plus payment of a pro-rata annual cash bonus payment for the fiscal year in which the Date of Termination occurs (based on the actual performance of the Company over the entire year and the number of days worked by the Executive in such year), payable at the same time as bonuses are paid to executives generally for such year.  Payment of the severance payments described in the preceding sentence is subject to and conditioned upon the requirements set forth in Section 5 and shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(b)

Termination as a Result of Death, Disability, Cause or Voluntary Resignation. If the Executive’s employment is terminated for Cause or as a result of the Executive’s death or Disability or resignation without Good Reason, then Executive’s participation in this Plan shall terminate and Executive shall receive no payments hereunder other than payment of any Accrued Obligations.

The severance benefits available under the Plan are the maximum made available by the Company in the event of an Executive’s termination of employment. To the extent that an Executive’s employment agreement or offer letter or any federal, state or local law requires the Company to make payment to an Executive because of involuntary termination of employment, or in accordance with a federal or state plant closing type law (e.g., the WARN Act) then the severance benefits available under this Plan will be reduced by the amount of such required payment(s).

In the event an Executive receives any payments pursuant to this Plan in error, the Executive shall promptly return any and all such mistaken payments.

7.	SECTION 409A

The Company makes no representations or warranties to any Executive with respect to any tax, economic or legal consequences of this Plan or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other guidance promulgated thereunder (“Section 409A”), and no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with Section 409A or any other legal requirement from any Executive or any other individual to the Company.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If an Executive is deemed on his or her Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit hereunder that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b)

solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.  Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Each payment due hereunder shall be treated as a separate payment.

Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions.

8.	SECTION 280G

If any payment or benefit due under this Plan, together with all other payments and benefits (including, without limitation, the acceleration of vesting of stock options and/or other equity-based compensation awards) to which an Executive is entitled from the Company, or any affiliate thereof, would (if paid or provided) constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the Executive’s receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code.  In the event that the payments and/or benefits are to be reduced pursuant to this Section 8, such payments and benefits shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 8 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

10.	NO CONTINUED RIGHT TO EMPLOYMENT

The provisions of this Plan do not constitute a contract of employment between the Company and any employee. The Plan creates no contractual rights with respect to the continuation of an Executive’s employment with the Company.

11.	TAX TREATMENT

Severance payments under this Plan will be subject to local, state and federal tax deductions and withholdings in accordance with applicable law.

12.	ADMINISTRATION

This Plan shall be administered and interpreted by the Compensation Committee of the Company’s Board of Directors.

13.	MISCELLANEOUS
(a)

Governing Law. This Plan is designed to qualify as a severance pay arrangement within the meaning of Section 3(2)(B)(i) of ERISA and is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of the regulations published by the Secretary of Labor.  In addition, the Plan is intended to be a plan that primarily for the purpose of providing benefits to a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan and all rights under it will be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of California, excluding choice of law rules.

(b)

Offset.  To the maximum extent permitted by applicable law, the Company shall be permitted to offset against any payments due under this Plan amounts owed to the Company or any Affiliate by the applicable Executive, including, without limitation, amounts owed as a result of the applicable of any clawback or compensation recovery policy maintained by the Company from time to time and applicable to the Executive.

(c)	Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.
(d)	Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.
(e)

Amendment, Termination. This Plan may be amended, modified or terminated at any time by written action of the Compensation Committee or the Board; provided, however, that any termination or any such amendment or modification that materially and adversely affects the rights of an Executive shall not be effective as applied to such Executive until six (6) months after the Company provides written notice such Executive of any such termination, amendment or modification.

(f)

Successors. This Plan is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.

(g)	Counterparts. This Plan may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
14.	DEFINITIONS

“Accrued Obligations” means the sum of any portion of the Executive’s base salary earned but not yet paid through the date of termination and any accrued and unpaid vacation pay, in each case, to the extent earned, but not yet paid by the Company through the date of termination, along with any other benefits or compensation payable under any of the Company’s employee benefit plans in accordance with the applicable plan’s terms.

“Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

“Board” means the Board of Directors of Herbalife Ltd.

“Cause” means, with respect to an Executive’s Termination of Employment, the Executive’s: (i) failure to perform substantially all of his or her duties, (ii) commission of, or indictment for a felony or any crime involving fraud or embezzlement or dishonesty or conviction of, or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or of willful dishonesty towards the Company or any of its Affiliates; (iv) willful misconduct or negligence resulting in a material economic harm to the Company or any of its Affiliates; (v) violation of a federal or state securities law or regulation; (vi) dishonesty detrimental to the best interests of the Company or any of its Affiliates; (vii) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its Affiliates; (viii) willful disloyalty to the Company or any of its Affiliates; (ix) violation, as determined by the Board based on opinion of its counsel, by of any securities or employment laws or regulations; (x) use of a controlled substance without a prescription or the use of alcohol which impairs his or her ability to carry out his or her duties and responsibilities; or (xi) material violation of the Company’s policies and procedures or any breach of any agreement between the Company and him or her.

“Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

“Good Reason” means: (i) a material reduction in the Executive’s annual base salary unless such reduction is part of an across-the-board reduction in executive officer base salaries approved by the Company’s Chief Executive Officer; (ii) a material diminution in the Executive’s authority, duties and responsibilities from those either previously in effect or, if applicable, as defined in an employment agreement between the Executive and the Company (serving in a similar functional role (e.g., financial, legal) following a corporate transaction shall not in and of itself be deemed a material diminution); or (iii) the relocation of the Executive’s primary office location of more than 50 miles that places the primary office farther from Executive’s residence than it was before; provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.

“Termination Without Cause” An involuntary termination of an Executive by the Company for any reason other than a Termination for Cause.

15.	CLAIMS PROCEDURE

If an Executive makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits. All claims for benefits under the Plan shall be sent to the General Counsel of the Company and must be received within 30 days after the Date of Termination. If the Company determines that any individual who has claimed a right to receive benefits under the Plan is not entitled to receive all or a part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefore in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the written request, unless the Company determines additional time, not exceeding 90 days, is needed and provides the Participant with notice, during the initial 90-day period, of the circumstances requiring the extension of time and the length of the extension. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Compensation Committee a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Compensation Committee shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review the pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Compensation Committee. The Compensation Committee will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Compensation Committee determines additional time, not exceeding 60 days, is needed, and so notifies the Participant during the initial 60-day period. The Compensation Committee may revise the foregoing procedures as it determines necessary to comply with changes in the applicable U.S. Department of Labor regulations.

16.	ERISA COMPLIANCE

Participants in the Plan are entitled to certain rights and protection under Employee Retirement Income Security Act of 1974 (“ERISA”).  ERISA provides that you shall be entitled to:

(a) Examine, without charge, at the Company’s offices and at other specified locations all documents governing the plan filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b) Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan and updated summary plan description.  The administrator may make a reasonable charge for the copies.

(c) If a claim for a welfare benefit is denied or ignored, in whole or in part, participants have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(d) Under ERISA, there are steps a participant can take to enforce the above rights.  For instance, if a participant request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, the participant may file suit in a Federal court.  In such a case, the court may require the plan administrator to provide the materials and pay the participant up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

(e) If a participant has a claim for benefits which is denied or ignored, in whole or in part, the participant may file suit in a state or Federal court.

(f) If it should happen that a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or the participant may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If a participant is successful, the court may order the person the participant sued to pay these costs and fees.  If a participant loses, the court may order the participant to pay these costs and fees, for example, if it finds a claim is frivolous.

If participants have any questions about your plan, please contact the plan administrator.  If participants have any questions about this statement or about participants’ rights under ERISA, or if a participant needs assistance in obtaining documents from the plan administrator, the participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in a telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

Participants may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-EBSA (3272) or accessing their website at http://www.dol.gov/ebsa.

Executive Officer Severance Plan
Name of Plan	Executive Officer Severance Plan
Type of Plan	“Welfare” plan
Plan Records	Kept on a calendar-year basis
Plan Year	January 1 – December 31
Plan Funding	Unfunded - Company and Affiliates provide severance benefits from general assets.
Plan Sponsor	Herbalife International of America, Inc.
Plan Number	503
Plan Administrator and Named Fiduciary	Herbalife International of America, Inc. 800 West Olympic Blvd. Suite 406 Los Angeles, CA 90015
Agent for Service of Legal Process on the Plan	Herbalife International of America, Inc. c/o General Counsel 800 West Olympic Blvd. Suite 406 Los Angeles, CA 90015
Trustee	Not applicable
Insurance Company	Not applicable

SCHEDULE A

(Updated as of November 1, 2016)

Eligible Individual	Initial Severance Payment Multiple	Severance Payment Multiple after 5 years of Plan participation
Chief Executive Officer	2.0 times	1.5 times
President	1 times	0.5 times
Chief Operating Officer	1 times	0.5 times
Chief Financial Officer	1 times	0.5 times